Exhibit 99.1

FOR RELEASE, Wednesday, January 11, 2023	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com

KB HOME REPORTS 2022 FOURTH QUARTER AND FULL YEAR RESULTS
Fourth Quarter Total Revenues Up 16% to $1.94 Billion; Diluted Earnings Per Share Up 29% to $2.47
Book Value Per Share of $43.59 Up 27%; Full-Year Return on Equity Increased 470 Basis Points to 24.6%

LOS ANGELES (January 11, 2023) — KB Home (NYSE: KBH) today reported results for its fourth quarter and year ended November 30, 2022.
“Our financial results for 2022 mark one of the best years in our Company’s history. Our top-line growth of more than 20% and operating margin expansion to over 15% drove diluted earnings per share above $9, a greater than 50% increase year over year. As a result, we produced a year-end book value of $43.59 per share, a 27% improvement,” said Jeffrey Mezger, Chairman, President and Chief Executive Officer.
“While favorable demographics and a prolonged undersupply of homes give us confidence in the housing market's long-term outlook, current conditions remain challenging. High mortgage rates and persistent inflation, together with an uncertain economy, have made homebuyers more cautious since the middle of last year. As such, in the fourth quarter, we prioritized delivering our large backlog and protecting our high margins over taking steps to stimulate additional sales during this seasonally slower time frame. This emphasis on deliveries continues as we enter the new year, with a still large backlog of over 7,600 homes, representing approximately $3.69 billion of future revenues, that supports our top-line projection for 2023. Depending on market dynamics and backlog levels in each community, we are getting more aggressive with our pricing ahead of the Spring selling season, in order to generate new orders. At the same time, with the industry-wide deceleration in housing starts compared to a year ago, we are also pursuing reductions in direct construction costs and build times, which should help to offset the impact of pricing adjustments we may take.”
“We believe we are well positioned to navigate the current environment, with a solid balance sheet and anticipated healthy cash flow for 2023. We are committed to continuing to moderate our land investments until market conditions improve, as well as to maintain a balanced approach to capital allocation, to maximize long-term shareholder value.”
Three Months Ended November 30, 2022 (comparisons on a year-over-year basis)
•Revenues grew 16% to $1.94 billion.
•Homes delivered increased 3% to 3,786.
•Average selling price rose 13% to $510,400.
•Homebuilding operating income grew 30% to $278.2 million. The homebuilding operating income margin increased to 14.4%, compared to 12.8%. Excluding total inventory-related charges of $27.9 million for the current quarter and $.7 million for the year-earlier quarter, the homebuilding operating income margin increased 290 basis points to 15.8% as a result of improvements in both the housing gross profit margin and selling, general and administrative expense ratio.

◦The housing gross profit margin increased 10 basis points to 22.4%. Excluding the above-mentioned inventory-related charges, the housing gross profit margin improved 150 basis points to 23.9% from 22.4%, primarily due to the higher average selling price of homes delivered, which reflected a favorable pricing environment earlier in the year, partially offset by increased construction costs and the impacts of selective price adjustments and other concessions resulting from a softening housing market.
◦Selling, general and administrative expenses as a percentage of housing revenues improved 180 basis points to 8.0%, primarily reflecting a decrease in external sales commissions, lower costs associated with certain performance-based employee compensation plans, and increased operating leverage from higher revenues.
•The Company’s financial services operations generated pretax income of $6.7 million, compared to $9.9 million, due to a decrease in the equity in income of its mortgage banking joint venture, KBHS Home Loans, LLC (“KBHS”), reflecting significant homebuyer interest rate lock commitments in the 2022 second quarter that pulled forward a portion of KBHS’ earnings, as well as increased competitive pressures in the current quarter.
•Total pretax income grew 27% to $284.9 million and, as a percentage of revenues, increased 130 basis points to 14.7%.
•Net income of $216.4 million and diluted earnings per share of $2.47 increased 24% and 29%, respectively. The Company’s net income reflected an effective tax rate of approximately 24%, compared to approximately 22%.
Twelve Months Ended November 30, 2022 (comparisons on a year-over-year basis)
•Homes delivered increased 2% to 13,738.
•Average selling price rose to $500,800, up 18%.
•Revenues of $6.90 billion grew 21%.
•Pretax income increased 54% to $1.07 billion.
•Net income rose 45% to $816.7 million.
•Diluted earnings per share increased 51% to $9.09.
Backlog and Net Orders (comparisons on a year-over-year basis)
•Ending backlog value decreased 25% to $3.69 billion. Ending backlog units were down 27% to 7,662.
•Reflecting sharply lower demand stemming from higher mortgage interest rates, inflation and other macroeconomic and geopolitical concerns, fourth quarter net orders of 692 and net order value of $362.7 million decreased from 3,529 and $1.77 billion, respectively.
◦Gross orders for the quarter of 2,169 were down 47% from 4,072. The cancellation rate as a percentage of gross orders was 68%, compared to 13%.
•The Company’s ending community count increased 13% to 246 and the average community count for the fourth quarter increased 11% to 237.
Balance Sheet as of November 30, 2022 (comparisons to November 30, 2021)
•The Company had total liquidity of $1.26 billion, with $328.5 million of cash and cash equivalents and $933.4 million of available capacity under its unsecured revolving credit facility.

•Inventories totaled $5.54 billion, up 15%.
◦During the quarter, inventories decreased 3%, largely due to the Company’s reduced land acquisition and development spending that reflected softening housing market conditions in the 2022 second half and the strength of the land pipeline it built from substantial investments made previously.
▪Land and land development expenditures for the quarter decreased 29% to $442.7 million, compared to $621.7 million for the year-earlier quarter. Land acquisition investments included in these amounts decreased 74% to $68.0 million.
◦The Company’s lots owned or under contract totaled 68,795, compared to 86,768, primarily due to reduced land investments and the abandonment of previously controlled lots.
▪Of the Company’s total lots, approximately 70% were owned and 30% were under contract, compared to 56% owned and 44% under contract.
▪The Company’s 48,055 owned lots represented a supply of approximately 3.5 years, based on homes delivered in the trailing 12 months.
•Notes payable increased by $153.5 million to $1.84 billion, mainly due to borrowings outstanding under the Company’s unsecured revolving credit facility. The Company’s debt to capital ratio was 33.4%, compared to 35.8%.
◦On November 14, 2022, the Company borrowed $360.0 million under a senior unsecured term loan agreement with various lenders (“Term Loan”). Proceeds from the Term Loan were used toward the redemption of the Company’s $350.0 million in aggregate principal amount of 7.625% senior notes prior to their May 15, 2023 maturity. The Term Loan will mature on August 25, 2026. The Company’s next senior note maturity is on June 15, 2027.
•Stockholders’ equity expanded 21% to $3.66 billion, mainly due to current year earnings.
◦During the 2022 fourth quarter, the Company repurchased approximately 1.8 million shares of its outstanding common stock at a total cost of $50.0 million, bringing its total repurchases for the year to approximately 4.9 million shares at a total cost of $150.0 million, or $30.44 per share. As of November 30, 2022, the Company had approximately $150.0 million remaining under its Board of Directors repurchase authorization.
◦Book value per share of $43.59 increased 27% year over year.
◦Return on equity improved 470 basis points to 24.6% from 19.9%.
Guidance
The Company is providing the following guidance for its 2023 first quarter:
•Housing revenues in the range of $1.25 billion to $1.40 billion.
•Average selling price in the range of $490,000 to $500,000.
•Homebuilding operating income as a percentage of revenues in the range of 9.5% to 10.5%, assuming no inventory-related charges.
◦Housing gross profit margin in the range of 20.0% to 21.0%, assuming no inventory-related charges.
◦Selling, general and administrative expenses as a percentage of housing revenues anticipated to be approximately 10.3% to 10.8%.

•Effective tax rate of approximately 23%.
•Average community count up in the range of 15% to 20%.
Due to significant uncertainty and limited forward visibility regarding 2023 housing market, macroeconomic and geopolitical conditions, which are anticipated to be challenging compared to prior periods, the Company is providing guidance as to the full fiscal year only for the following:
•Housing revenues in the range of $5.00 billion to $6.00 billion.
Conference Call
The conference call to discuss the Company’s 2022 fourth quarter earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.
About KB Home
KB Home is one of the largest and most recognized homebuilders in the United States, operating in 47 markets from coast to coast, and building over 670,000 quality homes in our more than 65-year history. What sets KB Home apart is our focus on building strong personal relationships with every customer—from those buying their first home to experienced buyers—so they have a real partner in the homebuying process. No two homes are the same. That’s because every home is uniquely built for each customer, at a price that fits their budget. As the leader in energy-efficient homebuilding, KB Home was the first builder to make every home it builds ENERGY STAR® certified, a standard that fewer than 10% of new homes nationwide meet, and has built more ENERGY STAR certified homes than any other builder. An energy-efficient KB home helps lower the cost of ownership and is designed to deliver greater comfort and well-being than new homes without certification. Reflecting our commitment to creating an exceptional homebuying experience, KB Home is the #1 customer-ranked national homebuilder in third-party buyer satisfaction surveys. Learn more about how we build homes built on relationships by visiting kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. If we update or revise any such statement(s), no assumption should be made that we will further update or revise that statement(s) or update or revise any other such statement(s). Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any securities repurchases pursuant to our board of directors’ authorization; material and trade costs and availability, including building materials and appliances, and delays related to state and municipal construction, permitting, inspection and utility processes, which have been disrupted by key equipment shortages; consumer and producer price inflation; changes in interest rates, including those set by the Federal Reserve, which the Federal Reserve has increased sharply in the past few quarters and signaled an intention to aggressively further increase to moderate inflation, available in the capital markets or from financial institutions and other lenders, and applicable to mortgage loans; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility and the Term Loan; volatility in the market price of our common stock; home selling prices, including our homes’ selling prices, being unaffordable relative to consumer incomes; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations, and financial markets’ and businesses’ reactions to any such failure; government actions, policies, programs and regulations directed at or affecting the housing market (including the tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect thereto; changes in U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries; disruptions in world and regional trade flows, economic activity and supply chains due to the military conflict in Ukraine, including those stemming from wide-ranging sanctions the U.S. and other countries have imposed or may further impose on Russian business sectors, financial organizations, individuals and raw materials, the impact of which may, among other things, increase our operational costs, exacerbate building materials and appliance shortages and/or reduce our revenues and earnings; the adoption of new or amended financial accounting standards and the guidance and/or interpretations with respect thereto; the availability and cost of land in desirable areas and our ability to timely and efficiently develop acquired land parcels and open new home communities; impairment, land option contract abandonment or other inventory-related charges, including any stemming from decreases in the value of our land assets; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California; our ability to successfully implement our business strategies and achieve any associated financial and operational targets and objectives, including those discussed in this release or in any of our other public filings, presentations or disclosures; income tax expense volatility associated with stock-based compensation; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services; the performance of mortgage lenders to our homebuyers; the performance of KBHS; information technology failures and data security breaches; an epidemic or pandemic (such as the outbreak and worldwide spread of COVID-19), and the control response measures that international (including China), federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Twelve Months Ended November 30, 2022 and 2021
(In Thousands, Except Per Share Amounts)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2022	2021	2022	2021
Total revenues	$1,940,030	$1,675,198	$6,903,776	$5,724,930
Homebuilding:
Revenues	$1,932,494	$1,669,090	$6,880,362	$5,705,029
Costs and expenses	(1,654,252)	(1,454,673)	(5,842,988)	(5,043,687)
Operating income	278,242	214,417	1,037,374	661,342
Interest income	437	11	704	1,049
Equity in loss of unconsolidated joint ventures	(478)	(400)	(865)	(405)
Loss on early extinguishment of debt	—	—	(3,598)	(5,075)
Homebuilding pretax income	278,201	214,028	1,033,615	656,911
Financial services:
Revenues	7,536	6,108	23,414	19,901
Expenses	(1,543)	(1,368)	(5,762)	(5,055)
Equity in income of unconsolidated joint ventures	716	5,166	20,799	23,589
Financial services pretax income	6,709	9,906	38,451	38,435
Total pretax income	284,910	223,934	1,072,066	695,346
Income tax expense	(68,500)	(49,700)	(255,400)	(130,600)
Net income	$216,410	$174,234	$816,666	$564,746
Earnings per share:
Basic	$2.54	$1.98	$9.35	$6.22
Diluted	$2.47	$1.91	$9.09	$6.01
Weighted average shares outstanding:
Basic	84,821	87,723	86,861	90,401
Diluted	87,160	90,800	89,348	93,587

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	November 30, 2022	November 30, 2021
Assets
Homebuilding:
Cash and cash equivalents	$328,517	$290,764
Receivables	322,767	304,191
Inventories	5,543,176	4,802,829
Investments in unconsolidated joint ventures	46,785	36,088
Property and equipment, net	89,234	76,313
Deferred tax assets, net	160,868	177,378
Other assets	101,051	104,153
	6,592,398	5,791,716
Financial services	59,532	44,202
Total assets	$6,651,930	$5,835,918

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$412,525	$371,826
Accrued expenses and other liabilities	736,971	756,905
Notes payable	1,838,511	1,685,027
	2,988,007	2,813,758
Financial services	3,128	2,685
Stockholders’ equity	3,660,795	3,019,475
Total liabilities and stockholders’ equity	$6,651,930	$5,835,918

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months and Twelve Months Ended November 30, 2022 and 2021
(In Thousands, Except Average Selling Price)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2022	2021	2022	2021
Homebuilding revenues:
Housing	$1,932,494	$1,659,635	$6,880,362	$5,694,668
Land	—	9,455	—	10,361
Total	$1,932,494	$1,669,090	$6,880,362	$5,705,029

Homebuilding costs and expenses:
Construction and land costs
Housing	$1,498,939	$1,289,410	$5,210,802	$4,466,053
Land	—	2,332	2,541	3,258
Subtotal	1,498,939	1,291,742	5,213,343	4,469,311
Selling, general and administrative expenses	155,313	162,931	629,645	574,376
Total	$1,654,252	$1,454,673	$5,842,988	$5,043,687

Interest expense:
Interest incurred	$31,757	$28,707	$120,859	$120,514
Interest capitalized	(31,757)	(28,707)	(120,859)	(120,514)
Total	$—	$—	$—	$—

Other information:
Amortization of previously capitalized interest	$36,727	$39,714	$136,484	$149,508
Depreciation and amortization	8,896	7,993	34,641	31,492

Average selling price:
West Coast	$736,900	$691,200	$728,700	$636,800
Southwest	439,700	393,400	428,300	371,300
Central	432,100	345,500	403,100	324,800
Southeast	385,200	317,200	370,300	302,100
Total	$510,400	$451,100	$500,800	$422,700

KB HOME SUPPLEMENTAL INFORMATION For the Three Months and Twelve Months Ended November 30, 2022 and 2021 (Dollars in Thousands)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2022	2021	2022	2021
Homes delivered:
West Coast	1,087	1,083	4,186	4,008
Southwest	654	699	2,592	2,574
Central	1,197	1,213	4,339	4,630
Southeast	848	684	2,621	2,260
Total	3,786	3,679	13,738	13,472

Net orders:
West Coast	330	887	3,032	4,425
Southwest	193	638	2,090	3,247
Central	100	1,232	3,417	5,504
Southeast	69	772	2,317	3,030
Total	692	3,529	10,856	16,206

Net order value:
West Coast	$200,933	$662,287	$2,208,610	$3,164,684
Southwest	87,081	283,137	947,758	1,342,562
Central	48,139	527,193	1,520,520	2,119,617
Southeast	26,586	296,276	943,308	1,057,127
Total	$362,739	$1,768,893	$5,620,196	$7,683,990

	November 30, 2022		November 30, 2021
	Homes	Value	Homes	Value
Backlog data:
West Coast	1,287	$923,015	2,441	$1,764,911
Southwest	1,692	748,296	2,194	910,583
Central	2,989	1,319,862	3,911	1,548,574
Southeast	1,694	700,386	1,998	727,657
Total	7,662	$3,691,559	10,544	$4,951,725

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages)
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin, which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because it is not calculated in accordance with GAAP, this non-GAAP financial measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2022	2021	2022	2021
Housing revenues	$1,932,494	$1,659,635	$6,880,362	$5,694,668
Housing construction and land costs	(1,498,939)	(1,289,410)	(5,210,802)	(4,466,053)
Housing gross profits	433,555	370,225	1,669,560	1,228,615
Add: Inventory-related charges (a)	27,930	731	34,760	11,953
Adjusted housing gross profits	$461,485	$370,956	$1,704,320	$1,240,568
Housing gross profit margin	22.4%	22.3%	24.3%	21.6%
Adjusted housing gross profit margin	23.9%	22.4%	24.8%	21.8%
(a)    Represents inventory impairment and land option contract abandonment charges associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory impairment and land option contract abandonment charges. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.